Exhibit 10.4

SUBLEASE

1.             PARTIES.

This Sublease, dated November 22, 2004 is made between Granite Financial Group, Inc., (“Sublessor”), and Surge Global Energy, Inc. (“Sublessee”).

2.             MASTER LEASE.

Sublessor is the Lessee under a written lease dated May 20, 2003 (the “Master Lease”), wherein Prentiss Properties Acquisition Partners, L.P. (“Lessor”) leased to Sublessor the real property located in the City of San Diego, County of San Diego, State of California, described as: 12220 El Camino Real, Suite 400, San Diego, California, 92130 (“Master Premises”).

3.             PREMISES.

Sublessor hereby subleases to Sublessee on the terms and conditions set forth in this Sublease the following portion of the Master Premises: 12220 El Camino Real, Suite 400, San Diego, California, 92130 (the “Premises”).

4.             WARRANTY BY SUBLESSOR.

Sublessor warrants and represents to Sublessee that Sublessor is not now, and as of the commencement of the Term hereof will not be, in default or breach of any of the provisions of the Master Lease, and that Sublessor has no knowledge of any claim by Lessor that Sublessor is in default or breach of any of the provisions of the Master Lease.

5.             TERM.

The Sublease Term shall be on a monthly basis. The Term of this Sublease shall commence when Possession of the Premises has been given to Sublessee by Sublessor with substantial completion of the Tenant Improvements (if any), and when Lessor consents to this Sublease (the “Commencement Date”), which is estimated to occur on approximately November 22, 2004, such date to be adjusted based on the actual date of commencement. If for any reason Sublessor does not deliver Possession to Sublessee on the Commencement Date, the validity of this Sublease shall not be impaired. Notwithstanding the foregoing, if Sublessor has not delivered Possession to Sublessee within ninety (90) days after the Commencement Date, then at any time thereafter and before delivery of Possession of the Premises to Sublessee, Sublessee may give written notice to Sublessor of Sublessee’s intention to cancel this Sublease. Said notice shall set forth an effective date for such cancellation which shall be at least ten (10) days after delivery of said notice to Sublessor. If Sublessor delivers Possession to Sublessee on or before such effective date, this Sublease shall remain in full force and effect. If Sublessor fails to deliver Possession to Sublessee on or before such effective date, this Sublease shall be cancelable by Sublessee, in which case all consideration previously paid by Sublessee to Sublessor on account of this Sublease shall be returned to Sublessee, this Sublease shall thereafter be of no further force or effect, and Sublessor shall have no further liability to Sublessee on account of such delay or cancellation.

6.             RENT.

Sublessee shall pay to Sublessor as Rent, without deduction, setoff, notice or demand, at 12220 El Camino Real, Suite 400 San Diego, California, 92130, or at such other place as Sublessor shall designate from time to time by written notice to Sublessee, the sum of $1,800.00 per month, on the first day of each month of the Term. Sublessee shall pay $0.00 as a Security Deposit to be treated in the same manner as is outlined in the Master Lease. If the Term begins on a day other than the first day of a month, the Rent for the partial months shall be prorated on a per diem basis based on the actual number of days in the month in which the Sublease commences. Additional provisions:

7.             OTHER PROVISIONS OF SUBLEASE.

All applicable terms and conditions of the Master Lease are incorporated into and made a part of this Sublease as if Sublessor were the lessor thereunder, Sublessee the lessee thereunder, and the Premises the Master Premises, except for the following: not applicable.  Sublessee assumes and agrees to perform the lessee’s obligations under the Master Lease during the Term to the extent that such obligations are applicable to the Premises, except that the obligation to pay rent to Lessor under the Master Lease shall be considered performed by Sublessee to the extent and in the amount rent is paid to Sublessor in accordance with Section 6 of this Sublease.  Sublessee shall not commit or suffer any act or omission that will violate any of the provisions of the Master Lease. Sublessor shall exercise due diligence in attempting to cause Lessor to perform its obligations under the Master Lease for the benefit of Sublessee. If the Master Lease terminates, this Sublease shall terminate and the parties shall be relieved of any further liability or obligation under this Sublease. Notwithstanding the foregoing, if the Master Lease gives Sublessor any right to terminate the Master Lease in the event of the partial or total damage, destruction, or condemnation of the Master Premises or the building or project of which the Master Premises are a part, the exercise of such right by Sublessor shall not constitute a default or breach hereunder.

8.             ATTORNEYS’ FEES.

If Sublessor or Sublessee shall commence legal action against the other arising out of or in connection with this Sublease, the prevailing party shall be entitled to recover its costs of suit and reasonable attorneys’ fees.

9.             AGENCY DISCLOSURE.

Sublessor and Sublessee each warrant that they have dealt with no real estate broker in connection with this transaction.

10.          NOTICES.

All notices and demands which may or are to be required or permitted to be given by either party on the other hereunder shall be in writing. All notices and demands by the Sublessor to Sublessee shall be mailed to the Sublessee at the Premises, or to such other place as Sublessee may from time to time designate in a notice to the Sublessor. All notices and demands by the Sublessee to Sublessor shall be mailed to the Sublessor at the address set forth above, and to such other person or place as the Sublessor may from time to time designate in a notice to the Sublessee.

SUBLESSOR:		SUBLESSEE:

By:	/s/ Daniel J. Schreiber	By:	/s/ David Perez

Name:	Daniel J. Schreiber	Name:	David Perez

Title:	President	Title:	COO

Date:	11/22/04	Date:	11/22/04